Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statements on Form S-1 (File Nos. 333-256501 and 333-257994) and Form S-8 (File No. 333-257665) of our report dated March 15, 2021, (October 22, 2021, as to the effects of the reverse recapitalization described in Note 1), relating to the consolidated financial statements of Stem, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

November 16, 2021